CERTIFICATE OF VICE PRESIDENT

T. ROWE PRICE BALANCED FUND, INC.

Pursuant to Rule 306 of Regulation S-T

I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price

Balanced Fund, Inc. (the "Fund"), do hereby certify that the prospectus for the

Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the

Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Fund this April 29, 2003.

T. Rowe Price Balanced Fund, Inc.

(Seal) /s/Henry H. Hopkins

Henry H. Hopkins, Vice President